        Exhibit 99.1

ALTRIA REPORTS 2016 THIRD-QUARTER AND NINE-MONTH RESULTS;
REAFFIRMS 2016 FULL-YEAR EARNINGS GUIDANCE

▪	Altria’s 2016 third-quarter reported diluted earnings per share (EPS) decreased 28.2% to $0.56, as comparisons were affected by special items.

▪	Altria’s 2016 third-quarter adjusted diluted EPS, which excludes the impact of special items, increased 9.3% to $0.82.

▪	Altria’s 2016 nine-month reported diluted EPS decreased 0.5% to $2.02, as comparisons were affected by special items.

▪	Altria’s 2016 nine-month adjusted diluted EPS, which excludes the impact of special items, increased 10.3% to $2.35.
RICHMOND, Va. - October 27, 2016 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2016 third-quarter and nine-month business results and reaffirmed its outlook for 2016 full-year adjusted diluted EPS.
“Altria delivered excellent performance in the third quarter and for the first nine months.” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “Our core tobacco businesses delivered solid income growth on the strength of their leading premium brands. We also continued to simplify business processes, streamline infrastructure and invest in important growth initiatives. And with the completion of Anheuser-Busch InBev’s business combination with SABMiller, we maximized the value of our SABMiller investment and expanded and extended our share repurchase program. Going forward, we continue to have a position in the global brewing profit pool as a significant shareholder in the new combined company.”
Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on October 27, 2016 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders - Dividends and Share Repurchase Program
In August 2016, Altria’s Board of Directors (Board) increased the regular quarterly dividend by 8.0% to $0.61 per share. The current annualized dividend rate is $2.44 per share. As of October 21, 2016, Altria’s annualized dividend yield was 3.83%. Altria paid more than $1.1 billion in dividends in the third quarter and $3.3 billion for the first nine months of 2016. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the third quarter, Altria repurchased 2.6 million shares at an average price of $66.23, for a total of $171 million. As of September 30, 2016, Altria had approximately $453 million remaining in the previous $1 billion share repurchase program. On October 11, 2016, following the completion of Anheuser-Busch InBev SA/NV’s business combination with SABMiller plc (SABMiller), Altria’s Board expanded and extended the $1 billion share repurchase program to $3 billion. Altria expects to complete the share repurchase program by the end of the second quarter of 2018. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Product Innovation and Regulation
In e-vapor, Nu Mark, LLC (Nu Mark) continued its disciplined distribution of MarkTen XL while preparing for the U.S. Food and Drug Administration’s (FDA) final deeming regulations, which came into effect on August 8, 2016.
In heated tobacco, Altria continues to partner with Philip Morris International Inc. (PMI) on its FDA applications for iQOS. PMI plans to submit a modified risk tobacco product application to the FDA by the end of 2016, and a pre-market tobacco product application in the first quarter of 2017. Altria’s U.S. commercialization and marketing plans for iQOS continue to progress, and Altria is working closely with PMI to capitalize on insights from current iQOS markets.
All the tobacco products that Altria’s operating companies manufacture and market are now regulated by the FDA. Altria and its companies continue to focus on compliance and constructively engaging with FDA and others to advocate for science- and evidence-based decisions that are consistent with the statute, promote innovation, and create sound public policy.
Capital Markets
In September 2016, Altria purchased approximately $441 million aggregate principal amount of its senior unsecured 9.95% Notes due in 2038 and approximately $492 million aggregate principal amount of its senior unsecured 10.20% Notes due in 2039 in a debt tender offer. The transaction resulted in a one-time, pre-tax charge against reported earnings in the third quarter of 2016 of $823 million.

Concurrent with the debt tender, Altria issued $2 billion in new debt, comprising $500 million aggregate principal amount of senior unsecured 2.625% Notes due in 2026 and $1.5 billion aggregate principal amount of senior unsecured 3.875% Notes due in 2046.
As a result of these activities, Altria reduced its weighted average coupon rate and extended its weighted average debt maturity.
Pension Plans Contributions
In the third quarter of 2016, Altria made voluntary contributions totaling $500 million to its pension plans.
Productivity Initiative
In January 2016, Altria announced a productivity initiative designed to maintain its operating companies’ leadership and cost competitiveness (Productivity Initiative). Altria continues to expect the Productivity Initiative, which reduces spending on certain selling, general and administrative (SG&A) infrastructure and implements a leaner organizational structure, to deliver approximately $300 million in annualized productivity savings by the end of 2017.
Altria estimates total pre-tax restructuring charges in connection with the Productivity Initiative of approximately $140 million. These charges, substantially all of which will result in cash expenditures, consist of employee separation costs of approximately $120 million and other associated costs of approximately $20 million. During the first nine months of 2016, Altria recorded pre-tax charges of $130 million and expects the remaining charges to be incurred during the balance of 2016.
Facilities Consolidation
Altria announced today the consolidation of certain operating companies’ manufacturing facilities to streamline operations and achieve greater efficiencies. John Middleton Co. (Middleton) will transfer its Limerick, PA operations to the Manufacturing Center site in Richmond, VA. U.S. Smokeless Tobacco Company LLC (USSTC) will transfer its Franklin Park, IL operations to its Nashville, TN facility and the Manufacturing Center site in Richmond, VA. Employees affected by the consolidation will be offered the opportunity to transfer into available positions; those who do not do so will be offered separation benefits. The consolidation is expected to be completed by the first quarter of 2018 and deliver approximately $50 million in annualized cost savings by the end of 2018.
As a result of this consolidation, Altria expects to record total pre-tax charges of approximately $150 million, or $0.05 per share. Of this amount, Altria expects to record pre-tax charges of approximately $60 million, or $0.02 per share, in the fourth quarter of 2016, $75 million in 2017 and the remainder in 2018. The estimated charges relate primarily to accelerated depreciation ($55 million), employee separation costs ($45 million) and other exit and implementation costs ($50 million).

Approximately $90 million of the total pre-tax charges are expected to result in cash expenditures. These estimated charges do not reflect the non-cash impact that may result from pension settlement and curtailment accounting.
Completion of Anheuser-Busch InBev’s Business Combination with SABMiller
On October 10, 2016, Anheuser-Busch InBev completed its business combination with SABMiller (the Transaction). As previously announced, the combined group will retain the name Anheuser-Busch InBev SA/NV (AB InBev). In connection with the closing, Altria received 185,115,417 restricted shares of AB InBev, representing a 9.6% ownership of AB InBev, and approximately $5.3 billion in pre-tax cash. These results reflect the terms of the partial share alternative (PSA), including proration, and the proceeds from the currency derivatives that Altria entered into to hedge its British pound exposure (Currency Derivatives). Further, Marty Barrington, Altria’s Chairman, CEO and President, and Billy Gifford, Altria’s CFO, have been appointed to AB InBev’s Board of Directors.
As a result of the Transaction, Altria expects to record a total estimated pre-tax gain in its reported earnings of approximately $13.7 billion, or $4.55 per share, substantially all of which will be recorded in the fourth quarter of 2016 (the Gain).
Subsequent to the Transaction and through October 24, 2016, Altria purchased approximately 12 million ordinary shares of AB InBev for a total cost of approximately $1.6 billion, thereby increasing Altria’s ownership to approximately 10.2%. For ownership levels at or above 10%, Altria is entitled to foreign tax credits available in connection with dividends Altria receives from AB InBev, as it was with its former SABMiller investment.
Altria will use the equity method of accounting for its investment in AB InBev. As previously disclosed, Altria will report its share of AB InBev’s results using a one-quarter lag because AB InBev’s results will not be available in time to record them in the concurrent period. For example, Altria’s share of AB InBev’s results for the relevant, post-closing portion of the fourth quarter of 2016 will be recorded in Altria’s 2017 first-quarter statement of earnings. Previously, Altria recorded results from its SABMiller investment concurrently with Altria’s reporting calendar.
This timing lag will not affect Altria’s cash flows or quarterly dividends per share, but will impact year-over-year comparability of reported and adjusted diluted EPS in the short-term.
2016 Full-Year Guidance
Altria reaffirms its most recent guidance for 2016 full-year adjusted diluted EPS, which reflects the reporting lag, to be in a range of $2.98 to $3.04. This represents a growth rate of 6.5% to 8.5% from a 2015 adjusted diluted EPS base of $2.80, as shown in Table 1 below. The guidance excludes the Gain, the gain on the Currency Derivatives incurred from October 1, 2016 through October 14, 2016, charges associated with the facilities consolidation discussed above, and the special items for the first nine months of 2016, as shown in Table 2.
Altria’s full-year adjusted diluted EPS guidance excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, the Gain, SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such settlements and determinations are referred to collectively as NPM Adjustment Items).
Altria’s management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, its adjusted diluted EPS guidance or its effective tax rate on operations forecast.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

Table 1 - Altria’s 2015 Adjusted Results

Full Year
2015
Reported diluted EPS	$2.67
NPM Adjustment Items	(0.03)
Tobacco and health litigation items	0.05
SABMiller special items	0.04
Loss on early extinguishment of debt	0.07
Adjusted diluted EPS	$2.80

ALTRIA GROUP, INC.
Altria reports its financial results in accordance with GAAP. Altria’s management reviews operating companies income (OCI), which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items, including those items noted under “2016 Full-Year Guidance” above. Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management believes that adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria’s reportable segments are smokeable products, manufactured and sold by Philip Morris USA Inc. (PM USA) and Middleton; smokeless products, substantially all of which are manufactured and sold by USSTC; and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s net revenues increased 3.1% to $6.9 billion in the third quarter and increased 2.0% to $19.5 billion for the first nine months of 2016. Altria’s revenues net of excise taxes grew 4.3% to $5.2 billion in the third quarter and grew 3.4% to $14.6 billion for the first nine months of 2016.
Altria’s 2016 third-quarter reported diluted EPS decreased 28.2% to $0.56, primarily driven by a $0.28 per share loss on early extinguishment of debt in 2016, partially offset by higher earnings from Altria’s equity investment in SABMiller and the unrealized gain on the Currency Derivatives. Altria’s third-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, grew 9.3% to $0.82, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments and higher earnings from Altria’s equity investment in SABMiller.
Altria’s 2016 nine-month reported diluted EPS decreased 0.5% to $2.02, primarily driven by loss on early extinguishment of debt, partially offset by higher reported OCI in the smokeable and smokeless products segments, the unrealized gain on the Currency Derivatives, higher operating results at Philip Morris Capital Corporation (PMCC), lower investment spending in innovative tobacco products, and lower interest and other debt expense. Altria’s nine-month adjusted diluted EPS, which excludes the special items shown in Table 2, grew 10.3% to $2.35, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments, higher earnings from Altria’s equity investment in SABMiller, higher operating results at PMCC, lower interest and other debt expense and lower investment spending in innovative tobacco products.

Table 2 - Altria’s Adjusted Results

	Third Quarter			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Reported diluted EPS	$0.56	$0.78	(28.2)%	$2.02	$2.03	(0.5)%
NPM Adjustment Items	—	(0.04)		0.01	(0.04)
Tobacco and health litigation items	0.01	0.02		0.03	0.04
SABMiller special items	(0.01)	—		0.05	0.03
Loss on early extinguishment of debt	0.28	—		0.28	0.07
Asset impairment, exit and implementation costs	—	—		0.04	—
Gain on derivative financial instruments	(0.02)	—		(0.07)	—
Tax items	—	(0.01)		(0.01)	—
Adjusted diluted EPS	$0.82	$0.75	9.3%	$2.35	$2.13	10.3%
NPM Adjustment Items
In the first nine months of 2016, PM USA recorded a pre-tax charge of $18 million related to a dispute with the State of Maryland. In the third quarter of 2015, PM USA recorded pre-tax earnings of $126 million as a reduction to cost of sales as a result of PM USA settling NPM adjustment disputes from 2004-2014 with New York State. The EPS impact of the NPM Adjustment Items is shown in Table 2 and Schedules 6 and 7.
Tobacco and Health Litigation Items
In the third quarter of 2016, PM USA recorded pre-tax charges for tobacco and health litigation items of $45 million related to a resolution of the Miner case. During the third quarter of 2015, PM USA recorded total pre-tax charges of $54 million related to tobacco and health judgments in six state Engle progeny lawsuits and $13 million of related interest costs. The EPS impact of these charges, including interest costs, is shown in Table 2 and Schedules 6 and 7.
SABMiller Special Items
In the third quarter of 2016, Altria’s share of SABMiller pre-tax special items totaled $40 million, primarily reflecting gains on asset disposals, partially offset by Transaction-related costs. For the first nine months of 2016 and 2015, Altria’s share of SABMiller pre-tax special items totaled $147 million and $96 million, respectively. The EPS impact of these items is shown in Table 2 and Schedules 6 and 7.
Loss on Early Extinguishment of Debt
As described above, in September 2016 Altria completed a cash tender offer in which it purchased approximately $933 million aggregate principal amount of its senior unsecured 9.95% and 10.20% Notes due in 2038 and 2039, respectively. The transaction resulted in a one-time, pre-tax charge against reported earnings in the third quarter of 2016 of $823 million, reflecting the loss on early extinguishment of debt.

In March 2015, Altria completed a cash tender offer in which it purchased approximately $793 million aggregate principal amount of its senior unsecured 9.700% notes due in 2018. The transaction resulted in a one-time, pre-tax charge against reported earnings of $228 million in the first quarter of 2015.
The EPS impact of these charges is shown in Table 2 and Schedules 6 and 7.
Asset Impairment, Exit and Implementation Costs
During the first nine months of 2016, Altria recorded pre-tax charges of $130 million for asset impairment, exit and implementation costs in connection with the Productivity Initiative. The EPS impact of these costs is shown in Table 2 and Schedule 7.
Gain on Derivative Financial Instruments
In the third quarter and first nine months of 2016, Altria recorded pre-tax, unrealized gains of $48 million and $205 million, respectively, for the change in the fair value of the Currency Derivatives. The EPS impact of these gains are shown in Table 2 and Schedules 6 and 7. In October 2016, Altria exercised the Currency Derivatives. Altria will record a pre-tax gain of approximately $145 million, or $0.05 per share, in the fourth quarter of 2016 for the change in the fair value of the Currency Derivatives.

SMOKEABLE PRODUCTS
The smokeable products segment delivered solid income growth in the third quarter and for the first nine months of 2016 despite tough 2015 comparisons. PM USA grew total cigarettes retail share by 0.1 percentage point in the quarter and for the first nine months.
The smokeable products segment grew net revenues by 1.8% in the third quarter and 0.9% for the first nine months, primarily driven by higher pricing, partially offset by lower volume and higher promotional investments. Revenues net of excise taxes increased 2.7% in the third quarter and 2.2% for the first nine months.
The smokeable products segment’s third-quarter reported OCI decreased 1.7%, primarily driven by 2015 NPM Adjustment Items, higher promotional investments, state excise tax (SET) ballot initiative spending and higher resolution expenses, and lower volume, partially offset by higher pricing and lower manufacturing costs, due primarily to lower pension and benefits costs. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 4.2%, and adjusted OCI margins expanded 0.7 percentage points to 47.7%.
For the first nine months, the smokeable products segment’s reported OCI increased 2.1% primarily driven by higher pricing and lower benefits costs. These factors were partially offset by lower volume, higher resolution expenses, higher promotional investments and NPM Adjustment Items. Adjusted OCI grew 5.8% for the first nine months, and adjusted OCI margins expanded 1.6 percentage points to 48.6%. Table 3 summarizes revenues, OCI and OCI margins and special items for the smokeable products segment.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Net revenues	$6,147	$6,040	1.8%	$17,398	$17,235	0.9%
Excise taxes	(1,671)	(1,682)		(4,769)	(4,876)
Revenues net of excise taxes	$4,476	$4,358	2.7%	$12,629	$12,359	2.2%

Reported OCI	$2,086	$2,121	(1.7)%	$5,955	$5,831	2.1%
NPM Adjustment Items	—	(126)		12	(126)
Asset impairment, exit and implementation costs	4	—		105	—
Tobacco and health litigation items	45	54		72	102
Adjusted OCI	$2,135	$2,049	4.2%	$6,144	$5,807	5.8%
Adjusted OCI margins [1]	47.7%	47.0%	0.7 pp	48.6%	47.0%	1.6 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s reported domestic cigarettes shipment volume decreased 1.0% in the third quarter of 2016, primarily driven by the industry’s rate of decline, partially offset by trade inventory movements. When adjusted for trade inventory movements, PM USA estimates that its third-quarter domestic cigarettes shipment volume decreased by approximately 3%, in line with its estimate for total industry cigarette volumes.
For the first nine months, PM USA’s reported domestic cigarettes shipment volume decreased 1.7%, primarily driven by the industry’s rate of decline, partially offset by calendar differences and trade inventory movements. When adjusted for trade inventory movements and calendar differences, PM USA estimates that its nine-month domestic cigarettes shipment volume decreased by approximately 2%, in line with the industry.
Middleton grew its third-quarter and nine-month 2016 reported cigars shipment volume by 2.8% and 6.1%, respectively, driven primarily by Black & Mild in the tipped cigars segment. Table 4 summarizes smokeable products segment shipment volume performance.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Cigarettes:
Marlboro	28,152	28,392	(0.8)%	80,446	82,007	(1.9)%
Other premium	1,684	1,769	(4.8)%	4,858	5,114	(5.0)%
Discount	3,028	3,021	0.2%	8,569	8,383	2.2%
Total cigarettes	32,864	33,182	(1.0)%	93,873	95,504	(1.7)%

Cigars:
Black & Mild	357	340	5.0%	1,028	963	6.7%
Other	4	11	(63.6)%	19	24	(20.8)%
Total cigars	361	351	2.8%	1,047	987	6.1%

Total smokeable products	33,225	33,533	(0.9)%	94,920	96,491	(1.6)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to and in Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.
Marlboro’s retail share was 44.0% for both periods, up 0.1 percentage point in the quarter and unchanged for the first nine months. PM USA’s total retail share was 51.4% for both periods, up 0.1 percentage point in the quarter and for the first nine months.
Black & Mild’s retail share in the machine-made large cigars category declined by 1.1 points in the third quarter and for the first nine months. Table 5 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 5 - Smokeable Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2016	2015	Percentage point change	2016	2015	Percentage point change
Cigarettes:
Marlboro	44.0%	43.9%	0.1	44.0%	44.0%	—
Other premium	2.7	2.8	(0.1)	2.7	2.9	(0.2)
Discount	4.7	4.6	0.1	4.7	4.4	0.3
Total cigarettes	51.4%	51.3%	0.1	51.4%	51.3%	0.1

Cigars:
Black & Mild	26.8%	27.9%	(1.1)	26.3%	27.4%	(1.1)
Other	0.3	0.5	(0.2)	0.4	0.4	—
Total cigars	27.1%	28.4%	(1.3)	26.7%	27.8%	(1.1)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
The smokeless products segment recorded strong income growth in the third quarter and for the first nine months of 2016. USSTC also grew Copenhagen and Skoal’s combined retail share during both periods.
The smokeless products segment’s net revenues increased 9.5% in the third quarter and 9.8% for the first nine months, primarily driven by higher pricing and volume, partially offset by higher promotional investments and mix. Revenues net of excise taxes increased 10.0% in the third quarter and 10.4% for the first nine months of 2016.
The smokeless products segment’s third quarter reported OCI increased 9.1%, primarily driven by higher pricing and volume, partially offset by higher promotional investments, higher manufacturing costs, mix and SET ballot initiative spending. Adjusted OCI, which is calculated excluding the special items identified in Table 6, grew 9.4% in the third quarter.
For the first nine months, the smokeless products segment’s reported OCI increased 12.0%, primarily driven by higher pricing and volume, partially offset by higher promotional investments, mix and higher SG&A costs. Adjusted OCI increased 13.2% for the first nine months. Table 6 summarizes revenues, OCI and OCI margins and special items for the smokeless products segment.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Net revenues	$528	$482	9.5%	$1,530	$1,393	9.8%
Excise taxes	(35)	(34)		(102)	(100)
Revenues net of excise taxes	$493	$448	10.0%	$1,428	$1,293	10.4%

Reported OCI	$312	$286	9.1%	$930	$830	12.0%
Asset impairment, exit and implementation costs	1	—		14	4
Adjusted OCI	$313	$286	9.4%	$944	$834	13.2%
Adjusted OCI margins [1]	63.5%	63.8%	(0.3) pp	66.1%	64.5%	1.6 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
The smokeless products segment’s reported domestic shipment volume increased 5.6% in the third quarter and 5.9% for the first nine months, driven by Copenhagen, partially offset by declines in Skoal and Other portfolio brands. Copenhagen and Skoal’s combined reported shipment volume increased 6.6% in the third quarter and 6.8% for first nine months.
After adjusting for trade inventory movements and other factors, USSTC estimates that its domestic smokeless products shipment volume grew approximately 6% in the third quarter and 5.5% for the first nine months. USSTC estimates that the smokeless products category volume grew approximately 3% over the past six months.

Table 7 summarizes shipment volume performance for the smokeless products segment.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Third Quarter			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change

Copenhagen	133.5	120.2	11.1%	392.3	351.5	11.6%
Skoal	66.2	67.1	(1.3)%	197.3	200.5	(1.6)%
Copenhagen and Skoal	199.7	187.3	6.6%	589.6	552.0	6.8%
Other	16.7	17.6	(5.1)%	50.8	53.0	(4.2)%
Total smokeless products	216.4	204.9	5.6%	640.4	605.0	5.9%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
Copenhagen and Skoal grew combined retail share 1.2 share points in the third quarter to 52.6%. Copenhagen’s retail share increased 2.7 share points in the quarter, benefiting from Copenhagen Mint’s national retail expansion earlier this year, while Skoal’s retail share declined 1.5 share points. For the first nine months, Copenhagen and Skoal’s combined retail share increased 1.0 share point to 52.2%.
Total smokeless products retail share increased 0.9 share points to 55.9% in the third quarter and 0.7 share points to 55.6% for the first nine months. Table 8 summarizes smokeless products retail share performance.

Table 8 - Smokeless Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2016	2015	Percentage point change	2016	2015	Percentage point change

Copenhagen	34.4%	31.7%	2.7	33.6%	31.4%	2.2
Skoal	18.2	19.7	(1.5)	18.6	19.8	(1.2)
Copenhagen and Skoal	52.6	51.4	1.2	52.2	51.2	1.0
Other	3.3	3.6	(0.3)	3.4	3.7	(0.3)
Total smokeless products	55.9%	55.0%	0.9	55.6%	54.9%	0.7
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew net revenues by 9.6% in the third quarter and 8.0% for the first nine months of 2016. Ste. Michelle’s reported OCI increased 8.6% in the third quarter, primarily driven by higher volume. Ste. Michelle’s reported OCI increased 3.1% for the first nine months, primarily driven by higher volume, partially offset by higher costs. Adjusted OCI, which is calculated excluding the special item identified in Table 9, grew 8.6% in the third quarter and 6.2% for the first nine months.
Table 9 summarizes revenues, OCI and OCI margins for the wine segment.

Table 9 - Wine: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Net revenues	$182	$166	9.6%	$498	$461	8.0%
Excise taxes	(6)	(5)		(17)	(15)
Revenues net of excise taxes	$176	$161	9.3%	$481	$446	7.8%

Reported OCI	$38	$35	8.6%	$100	$97	3.1%
Acquisition-related costs	—	—		3	—
Adjusted OCI	$38	$35	8.6%	$103	$97	6.2%
Adjusted OCI margins [1]	21.6%	21.7%	(0.1) pp	21.4%	21.7%	(0.3) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle grew reported wine shipment volume by 6.3% in the third quarter to approximately 2.3 million cases, primarily driven by growth among its core premium brands. For the first nine months, Ste. Michelle’s reported wine shipment volume increased 5.8% to approximately 6.2 million cases.

Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds an equity investment in AB InBev.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in

Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the period ended June 30, 2016.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to Altria’s investment in AB InBev include the following: AB InBev’s inability to achieve the contemplated synergies and value creation from the Transaction; the fact that Altria’s equity securities in AB InBev are subject to restrictions on transfer until October 10, 2021; the fact that Altria’s reported earnings from and carrying value of its equity investment in AB InBev may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s Transaction consideration and the accounting treatment of its equity investment are not guaranteed; and the risk that the tax treatment of the dividends Altria receives from AB InBev may not be as favorable as dividends from SABMiller.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2016	2015	% Change

Net revenues	$6,905	$6,699	3.1%
Cost of sales [1]	2,043	1,932
Excise taxes on products [1]	1,712	1,721
Gross profit	3,150	3,046	3.4%
Marketing, administration and research costs	704	639
Asset impairment and exit costs	2	—
Operating companies income	2,444	2,407	1.5%
Amortization of intangibles	5	6
General corporate expenses	57	53
Reduction of PMI tax-related receivable	—	41
Operating income	2,382	2,307	3.3%
Interest and other debt expense, net	179	205
Loss on early extinguishment of debt	823	—
Earnings from equity investment in SABMiller	(299)	(187)
Gain on derivative financial instruments	(48)	—
Earnings before income taxes	1,727	2,289	(24.6)%
Provision for income taxes	633	761
Net earnings	1,094	1,528	(28.4)%
Net earnings attributable to noncontrolling interests	(1)	—
Net earnings attributable to Altria Group, Inc.	$1,093	$1,528	(28.5)%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.56	$0.78	(28.2)%

Weighted-average diluted shares outstanding	1,952	1,958	(0.3)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$6,147	$528	$182	$48	$6,905
2015	6,040	482	166	11	6,699
% Change	1.8%	9.5%	9.6%	100%+	3.1%

Reconciliation:
For the quarter ended September 30, 2015	$6,040	$482	$166	$11	$6,699
Operations	107	46	16	37	206
For the quarter ended September 30, 2016	$6,147	$528	$182	$48	$6,905

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$2,086	$312	$38	$8	$2,444
2015	2,121	286	35	(35)	2,407
% Change	(1.7)%	9.1%	8.6%	100%+	1.5%

Reconciliation:
For the quarter ended September 30, 2015	$2,121	$286	$35	$(35)	$2,407
NPM Adjustment Items - 2015	(126)	—	—	—	(126)
Integration costs - 2015	—	—	—	1	1
Tobacco and health litigation items - 2015	54	—	—	—	54
	(72)	—	—	1	(71)

Asset impairment, exit and implementation costs - 2016	(4)	(1)	—	(1)	(6)
Tobacco and health litigation items - 2016	(45)	—	—	—	(45)
	(49)	(1)	—	(1)	(51)
Operations	86	27	3	43	159
For the quarter ended September 30, 2016	$2,086	$312	$38	$8	$2,444

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2016	2015	% Change

Net revenues	$19,492	$19,116	2.0%
Cost of sales [1]	5,841	5,733
Excise taxes on products [1]	4,888	4,991
Gross profit	8,763	8,392	4.4%
Marketing, administration and research costs	1,706	1,769
Asset impairment and exit costs	118	4
Operating companies income	6,939	6,619	4.8%
Amortization of intangibles	15	16
General corporate expenses	150	166
Reduction of PMI tax-related receivable	—	41
Corporate asset impairment and exit costs	5	—
Operating income	6,769	6,396	5.8%
Interest and other debt expense, net	571	609
Loss on early extinguishment of debt	823	228
Earnings from equity investment in SABMiller	(564)	(546)
Gain on derivative financial instruments	(205)	—
Earnings before income taxes	6,144	6,105	0.6%
Provision for income taxes	2,178	2,110
Net earnings	3,966	3,995	(0.7)%
Net earnings attributable to noncontrolling interests	(3)	(1)
Net earnings attributable to Altria Group, Inc.	$3,963	$3,994	(0.8)%

Per share data [2]:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.02	$2.03	(0.5)%

Weighted-average diluted shares outstanding	1,954	1,962	(0.4)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

[2]  Basic and diluted earnings per share attributable to Altria Group, Inc. are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$17,398	$1,530	$498	$66	$19,492
2015	17,235	1,393	461	27	19,116
% Change	0.9%	9.8%	8.0%	100%+	2.0%

Reconciliation:
For the nine months ended September 30, 2015	$17,235	$1,393	$461	$27	$19,116
Operations	163	137	37	39	376
For the nine months ended September 30, 2016	$17,398	$1,530	$498	$66	$19,492

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2016	$5,955	$930	$100	$(46)	$6,939
2015	5,831	830	97	(139)	6,619
% Change	2.1%	12.0%	3.1%	66.9%	4.8%

Reconciliation:
For the nine months ended September 30, 2015	$5,831	$830	$97	$(139)	$6,619
NPM Adjustment Items - 2015	(126)	—	—	—	(126)
Asset impairment, exit and integration costs - 2015	—	4	—	4	8
Tobacco and health litigation items - 2015	102	—	—	—	102
	(24)	4	—	4	(16)

NPM Adjustment Items - 2016	(12)	—	—	—	(12)
Asset impairment, exit, implementation and acquisition-related costs - 2016	(105)	(14)	(3)	(6)	(128)
Tobacco and health litigation items - 2016	(72)	—	—	—	(72)
	(189)	(14)	(3)	(6)	(212)
Operations	337	110	6	95	548
For the nine months ended September 30, 2016	$5,955	$930	$100	$(46)	$6,939

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,671	$1,682	$4,769	$4,876
Smokeless products	35	34	102	100
Wine	6	5	17	15
	$1,712	$1,721	$4,888	$4,991

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products [1]	$1,237	$1,079	$3,565	$3,333
Smokeless products	2	2	6	6
	$1,239	$1,081	$3,571	$3,339

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$72	$67	$211	$201
Smokeless products	1	1	3	3
	$73	$68	$214	$204

[1] Amounts include an increase to cost of sales of $12 million for the nine months ended September 30, 2016 and a reduction to cost of sales of $126 million for the three months and nine months ended September 30, 2015 related to the NPM Adjustment Items.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2016 Net Earnings	$1,093	$0.56
2015 Net Earnings	$1,528	$0.78
% Change	(28.5)%	(28.2)%

Reconciliation:
2015 Net Earnings	$1,528	$0.78

2015 NPM Adjustment Items	(80)	(0.04)
2015 Tobacco and health litigation items	43	0.02
2015 SABMiller special items	4	—
2015 Integration costs	1	—
2015 Tax items	(21)	(0.01)
Subtotal 2015 special items	(53)	(0.03)

2016 Tobacco and health litigation items	(29)	(0.01)
2016 SABMiller special items	26	0.01
2016 Loss on early extinguishment of debt	(541)	(0.28)
2016 Asset impairment, exit and implementation costs	(2)	—
2016 Gain on derivative financial instruments	29	0.02
2016 Tax items	1	—
Subtotal 2016 special items	(516)	(0.26)

Change in tax rate	(15)	(0.01)
Operations	149	0.08
2016 Net Earnings	$1,093	$0.56

2016 Net Earnings Adjusted For Special Items	$1,609	$0.82
2015 Net Earnings Adjusted For Special Items	$1,475	$0.75
% Change	9.1%	9.3%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS [1]
2016 Net Earnings	$3,963	$2.02
2015 Net Earnings	$3,994	$2.03
% Change	(0.8)%	(0.5)%

Reconciliation:
2015 Net Earnings	$3,994	$2.03

2015 NPM Adjustment Items	(80)	(0.04)
2015 Tobacco and health litigation items	73	0.04
2015 SABMiller special items	62	0.03
2015 Loss on early extinguishment of debt	143	0.07
2015 Asset impairment, exit and integration costs	6	—
2015 Tax items	(17)	—
Subtotal 2015 special items	187	0.10

2016 NPM Adjustment Items	(11)	(0.01)
2016 Tobacco and health litigation items	(56)	(0.03)
2016 SABMiller special items	(96)	(0.05)
2016 Loss on early extinguishment of debt	(541)	(0.28)
2016 Asset impairment, exit, implementation and acquisition-related costs	(84)	(0.04)
2016 Gain on derivative financial instruments	129	0.07
2016 Tax items	17	0.01
Subtotal 2016 special items	(642)	(0.33)

Fewer shares outstanding	—	0.01
Change in tax rate	(14)	(0.01)
Operations	438	0.22
2016 Net Earnings	$3,963	$2.02

2016 Net Earnings Adjusted For Special Items	$4,605	$2.35
2015 Net Earnings Adjusted For Special Items	$4,181	$2.13
% Change	10.1%	10.3%

[1] Diluted earnings per share attributable to Altria Group, Inc. is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$2,298	$2,369
Inventories	1,980	2,031
Deferred income taxes	1,188	1,175
Other current assets	937	511
Property, plant and equipment, net	1,969	1,982
Goodwill and other intangible assets, net	17,327	17,313
Investment in SABMiller	5,826	5,483
Finance assets, net	1,046	1,239
Other long-term assets	363	360
Total assets	$32,934	$32,463

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$—	$4
Accrued settlement charges	3,429	3,590
Other current liabilities	3,466	3,484
Long-term debt	13,878	12,843
Deferred income taxes	5,607	5,663
Accrued postretirement health care costs	2,296	2,245
Accrued pension costs	863	1,277
Other long-term liabilities	412	447
Total liabilities	29,951	29,553
Redeemable noncontrolling interest	36	37
Total stockholders’ equity	2,947	2,873
Total liabilities and stockholders’ equity	$32,934	$32,463

Total debt	$13,878	$12,847